Exhibit 10.1


    Compensation Arrangements for Non-Employee Directors

Effective January 1, 2008, each Non-Employee Director of Johnson & Johnson will receive an annual fee of $100,000 for his or her services as a Director. In addition, Directors receive $5,000 (per committee) for service on a standing committee of the Board of Directors or $15,000 (per committee) if Chairman of the committee. The Presiding Director is paid an additional annual fee of $10,000. Non-Employee Directors are eligible to receive meeting fees of $1,500 per day if they attend a committee meeting held on a day other than a Board meeting day, except that no meetings fees are paid if such a meeting is a telephonic meeting.

Under the Johnson & Johnson 2005 Long-Term Incentive Plan, each Non-Employee Director receives non-retainer equity compensation each year in the form of shares of restricted Company Common Stock having a value of $100,000 on the grant date. The restricted shares become freely transferable on the third anniversary of the grant date. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Company Common Stock upon first becoming a member of the Board of Directors.